Exhibit (c)(2)
P R O J E C T W R I G L E Y Highly Confidential Preliminary Working Draft October 28, 2010 S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L

This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client's subsidiaries, other than CNA Surety Corp. and its subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan's opinions and estimates constitute J.P. Morgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. J.P. Morgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. J.P. Morgan deal team members may be employees of any of the foregoing entities. English_Fairness or valuation P R O J E C T W R I G L E Y

Project Wrigley considerations Appendix Agenda 1 P R O J E C T W R I G L E Y

PRELIMINARY WORKING DRAFT

Situation overview

- J.P. Morgan has been asked to assist CNA Financial Corp. ("CNA") with a review of a potential acquisition of the public minority of CNA Surety Corp. ("Surety")
  - CNA owns 61.6% of Surety's outstanding common stock on a fully-diluted basis
  - Surety has a market cap of $852 million and the current trading value of the public minority is $327 million[1]
- Surety is the fourth largest provider of surety insurance products in North America, providing a range of commercial, contract and fidelity bonds in all 50 states through a network of approximately 37,000 independent agents
  - The company is based in Chicago and was formed in 1997 through the merger of CNA's (then wholly-owned) surety business with publicly-traded, Capsure Holdings
- A buy-in of the minority shares of Surety is consistent with CNA's strategic objectives and is the natural next step for the company after solidifying its balance sheet and redeeming the remaining Loews preferred stock. A minority buy-in allows the company to:
  - Further invest in a core U.S. specialty lines business that it knows well
  - Expand overall earnings and retain a consistent stream of underwriting income
  - Deploy excess capital and finance a transaction with internally available funds
  - Simplify CNA's ownership / organizational structure
- A minority-buy in would also allow Surety to compete more efficiently against other larger, more diversified surety lines writers
  - The surety business requires the support of a large well-capitalized balance sheet
  - All other leading surety lines writers are larger, more diversified commercial lines P&C companies
  - CNA already provides balance sheet support via a fronting agreement; minority buy-in would streamline this arrangement

[1] Based on closing price as of 10/28/10

PROJECT WRIGLEY
PROJECT WRIGLEY 2 J.P.Morgan

Date Surety 10/28/2010 19.15 10/27/2010 19.35 10/26/2010 19.51 10/25/2010 19.28 10/22/2010 19.14 10/21/2010 19.13 10/20/2010 19.03 10/19/2010 18.63 10/18/2010 19.03 10/15/2010 18.79 10/14/2010 18.93 10/13/2010 18.7 10/12/2010 18.32 10/11/2010 18.31 10/8/2010 18.43 10/7/2010 18.03 10/6/2010 18.13 10/5/2010 18.13 10/4/2010 17.51 10/1/2010 18.07 9/30/2010 17.92 9/29/2010 17.76 9/28/2010 17.93 9/27/2010 17.67 9/24/2010 17.95 9/23/2010 17.2 9/22/2010 17.3 9/21/2010 17.41 9/20/2010 17.65 9/17/2010 17.15 9/16/2010 16.98 9/15/2010 17.32 9/14/2010 17.06 9/13/2010 17.07 9/10/2010 16.83 9/9/2010 16.82 9/8/2010 16.81 9/7/2010 16.72 9/3/2010 17.42 9/2/2010 17.16 9/1/2010 17.4 8/31/2010 16.76 8/30/2010 16.46 8/27/2010 16.76 8/26/2010 16.34 8/25/2010 16.64 8/24/2010 16.31 8/23/2010 16.42 8/20/2010 16.87 8/19/2010 16.29 8/18/2010 16.75 8/17/2010 16.54 8/16/2010 16.49 8/13/2010 16.31 8/12/2010 16.56 8/11/2010 16.45 8/10/2010 17.36 8/9/2010 17.74 8/6/2010 17.57 8/5/2010 17.39 8/4/2010 17.6 8/3/2010 17.31 8/2/2010 17.96 7/30/2010 17.25 7/29/2010 16.79 7/28/2010 16.71 7/27/2010 16.98 7/26/2010 16.7 7/23/2010 16.7 7/22/2010 16.36 7/21/2010 15.87 7/20/2010 16.22 7/19/2010 16.02 7/16/2010 15.9 7/15/2010 16.41 7/14/2010 16.5 7/13/2010 16.67 7/12/2010 16.1 7/9/2010 16.44 7/8/2010 16.19 7/7/2010 15.99 7/6/2010 15.62 7/2/2010 15.84 7/1/2010 15.97 6/30/2010 16.07 6/29/2010 16.16 6/28/2010 16.7 6/25/2010 16.65 6/24/2010 16.41 6/23/2010 16.55 6/22/2010 16.6 6/21/2010 16.73 6/18/2010 16.91 6/17/2010 16.86 6/16/2010 16.79 6/15/2010 16.85 6/14/2010 16.26 6/11/2010 16.41 6/10/2010 16.13 Surety public market overview 1 Diluted shares outstanding calculated under treasury method; 44,267,471 basic shares outstanding as of 10/21/10 plus dilutive impact of options and common stock units outstanding as of 12/31/09 2 Excludes parent company cash & cash equivalents; $30.0 million balance represents redemption value of pooled trust preferred securities issued in May 2004 3 Operating income calculated as net income less after-tax realized gains/(losses) and reserve releases; tax effected at 35.0% marginal rate Note: FAS115 represents after-tax net unrealized gains/(losses) on available for sale securities; included on the balance sheet as a component of accumulated other comprehensive income Source: FactSet, SNL Financial, CNA management Historical stock price performance Trading statistics $19.15 3 P R O J E C T W R I G L E Y

Date Surety 5-year average 10/28/2010 1.02 1.01 10/27/2010 1.07 1.01 10/26/2010 1.07 1.01 10/25/2010 1.06 1.01 10/22/2010 1.05 1.01 10/21/2010 1.05 1.01 10/20/2010 1.05 1.01 10/19/2010 1.03 1.01 10/18/2010 1.05 1.01 10/15/2010 1.04 1.01 10/14/2010 1.04 1.01 10/13/2010 1.03 1.01 10/12/2010 1.01 1.01 10/11/2010 1.01 1.01 10/8/2010 1.02 1.01 10/7/2010 0.99 1.01 10/6/2010 1 1.01 10/5/2010 1 1.01 10/4/2010 0.96 1.01 10/1/2010 1 1.01 9/30/2010 0.99 1.01 9/29/2010 0.98 1.01 9/28/2010 0.99 1.01 9/27/2010 0.97 1.01 9/24/2010 0.99 1.01 9/23/2010 0.95 1.01 9/22/2010 0.95 1.01 9/21/2010 0.96 1.01 9/20/2010 0.97 1.01 9/17/2010 0.94 1.01 9/16/2010 0.94 1.01 9/15/2010 0.95 1.01 9/14/2010 0.94 1.01 9/13/2010 0.94 1.01 9/10/2010 0.93 1.01 9/9/2010 0.93 1.01 9/8/2010 0.93 1.01 9/7/2010 0.92 1.01 9/3/2010 0.96 1.01 9/2/2010 0.95 1.01 9/1/2010 0.96 1.01 8/31/2010 0.92 1.01 8/30/2010 0.91 1.01 8/27/2010 0.92 1.01 8/26/2010 0.9 1.01 8/25/2010 0.92 1.01 8/24/2010 0.9 1.01 8/23/2010 0.9 1.01 8/20/2010 0.93 1.01 8/19/2010 0.9 1.01 8/18/2010 0.92 1.01 8/17/2010 0.91 1.01 8/16/2010 0.91 1.01 8/13/2010 0.9 1.01 8/12/2010 0.91 1.01 8/11/2010 0.91 1.01 8/10/2010 0.96 1.01 8/9/2010 0.98 1.01 8/6/2010 0.97 1.01 8/5/2010 0.96 1.01 8/4/2010 0.97 1.01 8/3/2010 0.95 1.01 8/2/2010 0.99 1.01 7/30/2010 0.95 1.01 7/29/2010 0.93 1.01 7/28/2010 0.92 1.01 7/27/2010 0.94 1.01 7/26/2010 0.92 1.01 7/23/2010 0.92 1.01 7/22/2010 0.9 1.01 7/21/2010 0.87 1.01 7/20/2010 0.89 1.01 7/19/2010 0.88 1.01 7/16/2010 0.88 1.01 7/15/2010 0.9 1.01 7/14/2010 0.91 1.01 7/13/2010 0.92 1.01 7/12/2010 0.89 1.01 7/9/2010 0.91 1.01 7/8/2010 0.89 1.01 7/7/2010 0.88 1.01 7/6/2010 0.86 1.01 7/2/2010 0.87 1.01 7/1/2010 0.88 1.01 6/30/2010 0.92 1.01 6/29/2010 0.92 1.01 6/28/2010 0.95 1.01 6/25/2010 0.95 1.01 6/24/2010 0.94 1.01 6/23/2010 0.95 1.01 6/22/2010 0.95 1.01 6/21/2010 0.96 1.01 6/18/2010 0.97 1.01 6/17/2010 0.96 1.01 6/16/2010 0.96 1.01 6/15/2010 0.96 1.01 6/14/2010 0.93 1.01 6/11/2010 0.94 1.01 6/10/2010 0.92 1.01 1 Book value excluding FAS115 (represents after-tax net unrealized gains/(losses) on available for sale securities) Source: FactSet, SNL; market data as of 10/28/10 Historical price-to-book multiples1 Analysis of Surety's historical trading multiples Historical price-to-tangible book multiples1 Date Surety Average 10/28/2010 0.87 0.84 10/27/2010 0.91 0.84 10/26/2010 0.92 0.84 10/25/2010 0.91 0.84 10/22/2010 0.9 0.84 10/21/2010 0.9 0.84 10/20/2010 0.89 0.84 10/19/2010 0.88 0.84 10/18/2010 0.89 0.84 10/15/2010 0.88 0.84 10/14/2010 0.89 0.84 10/13/2010 0.88 0.84 10/12/2010 0.86 0.84 10/11/2010 0.86 0.84 10/8/2010 0.87 0.84 10/7/2010 0.85 0.84 10/6/2010 0.85 0.84 10/5/2010 0.85 0.84 10/4/2010 0.82 0.84 10/1/2010 0.85 0.84 9/30/2010 0.84 0.84 9/29/2010 0.83 0.84 9/28/2010 0.84 0.84 9/27/2010 0.83 0.84 9/24/2010 0.84 0.84 9/23/2010 0.81 0.84 9/22/2010 0.81 0.84 9/21/2010 0.82 0.84 9/20/2010 0.83 0.84 9/17/2010 0.81 0.84 9/16/2010 0.8 0.84 9/15/2010 0.81 0.84 9/14/2010 0.8 0.84 9/13/2010 0.8 0.84 9/10/2010 0.79 0.84 9/9/2010 0.79 0.84 9/8/2010 0.79 0.84 9/7/2010 0.79 0.84 9/3/2010 0.82 0.84 9/2/2010 0.81 0.84 9/1/2010 0.82 0.84 8/31/2010 0.79 0.84 8/30/2010 0.77 0.84 8/27/2010 0.79 0.84 8/26/2010 0.77 0.84 8/25/2010 0.78 0.84 8/24/2010 0.77 0.84 8/23/2010 0.77 0.84 8/20/2010 0.79 0.84 8/19/2010 0.77 0.84 8/18/2010 0.79 0.84 8/17/2010 0.78 0.84 8/16/2010 0.77 0.84 8/13/2010 0.77 0.84 8/12/2010 0.78 0.84 8/11/2010 0.77 0.84 8/10/2010 0.82 0.84 8/9/2010 0.83 0.84 8/6/2010 0.83 0.84 8/5/2010 0.82 0.84 8/4/2010 0.83 0.84 8/3/2010 0.81 0.84 8/2/2010 0.84 0.84 7/30/2010 0.81 0.84 7/29/2010 0.79 0.84 7/28/2010 0.78 0.84 7/27/2010 0.8 0.84 7/26/2010 0.78 0.84 7/23/2010 0.78 0.84 7/22/2010 0.77 0.84 7/21/2010 0.75 0.84 7/20/2010 0.76 0.84 7/19/2010 0.75 0.84 7/16/2010 0.75 0.84 7/15/2010 0.77 0.84 7/14/2010 0.78 0.84 7/13/2010 0.78 0.84 7/12/2010 0.76 0.84 7/9/2010 0.77 0.84 7/8/2010 0.76 0.84 7/7/2010 0.75 0.84 7/6/2010 0.73 0.84 7/2/2010 0.74 0.84 7/1/2010 0.75 0.84 6/30/2010 0.78 0.84 6/29/2010 0.78 0.84 6/28/2010 0.81 0.84 6/25/2010 0.81 0.84 6/24/2010 0.8 0.84 6/23/2010 0.8 0.84 6/22/2010 0.8 0.84 6/21/2010 0.81 0.84 6/18/2010 0.82 0.84 6/17/2010 0.82 0.84 6/16/2010 0.81 0.84 6/15/2010 0.82 0.84 6/14/2010 0.79 0.84 6/11/2010 0.8 0.84 6/10/2010 0.78 0.84 0.87x Average 0.85x 1.02x Average 1.01x Since 9/15/08 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 < 1.00x 480 1.00x - 1.10x 41 1.10x - 1.20x 10 1.20x - 1.30x 5 > 1.30x 90% Days trading in various P/BV ranges1 8% <1% Days trading in various P/TBV ranges1 Since 9/15/08 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 < 1.00x 294 1.00x - 1.10x 131 1.10x - 1.20x 51 1.20x - 1.30x 36 > 1.30x 24 55% 24% 10% 7% 2% 4% 0% 4 P R O J E C T W R I G L E Y

PRELIMINARY WORKING DRAFT

Summary historical and preliminary projected GAAP financials

Preliminary CNA management estimates

CNA management developed a preliminary ten year financial forecast for Surety under the current ownership structure. 2010E financials are based on actual performance through 9/30/10 and Surety's budget for 4Q'10. The forecast for 2011-2019 is driven by a few key assumptions:

- NPW growth: 1.25% per annum 2011-2019
  - *2006-2010E NPW CAGR = 1.1%*
- Net loss ratio: 2011-2013 = 32.0%; decreasing to constant 29.4% by 2016
  - *2000-2009 gross loss ratio = 32.0%; 2000-2009 net loss ratio = 28.0%*
- Investment portfolio yield: 3.9% pre-tax average yield 2011-2019; interim adjustments to reflect reinvestment in the current spread / rate environment
  - *3Q'10 portfolio yield = 4.18%*
- No distribution of capital to shareholders throughout the projection period

$ millions, except per share data

$ millions, except per share	2007A	2008A	2009A	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E
Net written premiums	$428.3	$431.7	$411.0	$427.5	$432.8	$438.3	$443.7	$449.3	$454.9	$460.6	$466.3	$472.2	$478.1
growth %	*4.6%*	*0.8%*	*(4.8%)*	*4.0%*	*1.3%*	*1.3%*	*1.3%*	*1.3%*	*1.3%*	*1.3%*	*1.3%*	*1.3%*	*1.3%*
Net earned premiums	421.5	431.7	421.9	419.3	430.2	435.5	441.0	446.5	452.1	457.7	463.5	469.3	475.1
Losses and LAE	103.1	80.8	69.4	99.4	137.7	139.4	141.1	139.0	136.8	134.6	136.3	138.0	139.7
Net underwriting expenses	227.4	235.4	233.4	223.5	227.5	230.4	233.2	236.2	239.1	242.1	245.1	248.2	251.3
Total loss and expense	330.5	316.3	302.8	322.9	365.2	369.7	374.4	375.2	375.9	376.7	381.4	386.2	391.0
Loss ratio	*24.5%*	*18.7%*	*16.5%*	*23.7%*	*32.0%*	*32.0%*	*32.0%*	*31.1%*	*30.3%*	*29.4%*	*29.4%*	*29.4%*	*29.4%*
Expense ratio	*54.0%*	*54.5%*	*55.3%*	*53.3%*	*52.9%*	*52.9%*	*52.9%*	*52.9%*	*52.9%*	*52.9%*	*52.9%*	*52.9%*	*52.9%*
Combined ratio	*78.4%*	*73.3%*	*71.8%*	*77.0%*	*84.9%*	*84.9%*	*84.9%*	*84.0%*	*83.2%*	*82.3%*	*82.3%*	*82.3%*	*82.3%*
Underwriting income	$91.0	$115.4	$119.0	$96.4	$65.0	$65.8	$66.6	$71.3	$76.1	$81.1	$82.1	$83.1	$84.1
Investment income	44.2	45.9	51.6	54.1	51.1	50.3	53.1	60.0	67.8	76.5	81.3	81.4	86.3
Interest expense	(2.9)	(2.1)	(1.4)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)
Income before tax	$132.2	$159.2	$169.2	$149.3	$114.9	$114.9	$118.5	$130.2	$142.8	$156.3	$162.2	$163.3	$169.3
Tax rate	*30.1%*	*30.7%*	*30.3%*	*29.6%*	*28.3%*	*28.4%*	*28.3%*	*28.1%*	*27.9%*	*27.7%*	*27.5%*	*27.5%*	*27.4%*
Net income	$92.5	$110.4	$117.9	$105.2	$82.4	$82.2	$85.0	$93.6	$103.0	$113.1	$117.6	$118.4	$123.0
Operating income[1]	$89.5	$81.7	$81.8	$90.2	$82.4	$82.2	$85.0	$93.6	$103.0	$113.1	$117.6	$118.4	$123.0
Operating EPS[1]	$2.02	$1.85	$1.84	$2.03	$1.85	$1.85	$1.91	$2.10	$2.31	$2.54	$2.64	$2.66	$2.76
RoAE	14.5%	11.4%	9.7%	9.1%	7.5%	6.9%	6.7%	6.9%	7.0%	7.2%	7.0%	6.6%	6.4%
BVPS ex. FAS115	$14.93	$17.48	$20.16	$22.54	$24.42	$26.30	$28.24	$30.37	$32.72	$35.30	$37.97	$40.67	$43.47
TBVPS ex. FAS115	$11.79	$14.34	$17.02	$19.40	$21.28	$23.16	$25.10	$27.24	$29.59	$32.16	$34.84	$37.54	$40.33

[1] Operating income calculated as net income less after-tax realized gains/(losses) and reserve releases; tax effected at 35.0% marginal rate

Source: CNA management and company filings

PROJECT WRIGLEY

5

J.P.Morgan

PROJECT WRIGLEY

Equity value ($ millions) Equity value per share2 $ millions Source: CNA management Note: Preliminary projections reflect adjustment for the distribution of free cash flow 1 2020E terminal year free cash flow based on 2019E net income 2 No distribution of free cash flow expected in 2010. 2011 free cash flow assumes a distribution of excess capital and ordinary course free cash flow on 6/30/11. 2012E-2019E free cash flow realized on March 31st of each year Discounted free cash flow analysis Note: Valuation as of 10/28/10 1 Terminal growth represents assumed growth of 2019NPW 2 Fully-diluted basis 6 P R O J E C T W R I G L E Y

PRELIMINARY WORKING DRAFT

Discounted free cash flow sensitivity analysis

Equity value per share[1] – sensitivity to changes in net written premium growth[2]

		Increase / (decrease) in projected annual NWP growth										
		(1.25%)	(1.00%)	(0.75%)	(0.50%)	(0.25%)	0.00%	0.25%	0.50%	0.75%	1.00%	1.25%
	Annual growth	*0.00%*	*0.25%*	*0.50%*	*0.75%*	*1.00%*	*1.25%*	*1.50%*	*1.75%*	*2.00%*	*2.25%*	*2.50%*
Discount rate	10.0%	$21.15	$21.46	$21.79	$22.14	$22.51	$22.89	$23.30	$23.73	$24.18	$24.67	$25.18
	11.0%	$19.50	$19.75	$20.02	$20.29	$20.58	$20.88	$21.20	$21.53	$21.88	$22.25	$22.64
	12.0%	$18.12	$18.33	$18.55	$18.77	$19.01	$19.25	$19.50	$19.77	$20.04	$20.33	$20.64

Equity value per share[1] – sensitivity to changes in loss ratio[3]

		Improvement / (deterioration) in projected annual loss ratio										
		(5.0%)	(4.0%)	(3.0%)	(2.0%)	(1.0%)	0.0%	1.0%	2.0%	3.0%	4.0%	5.0%
	Loss ratio[4]	*34.4%*	*33.4%*	*32.4%*	*31.4%*	*30.4%*	*29.4%*	*28.4%*	*27.4%*	*26.4%*	*25.4%*	*24.4%*
Discount rate	10.0%	$20.11	$20.63	$21.17	$21.74	$22.31	$22.89	$23.50	$24.12	$24.73	$25.35	$25.96
	11.0%	$18.43	$18.89	$19.36	$19.86	$20.37	$20.88	$21.42	$21.97	$22.52	$23.07	$23.62
	12.0%	$17.05	$17.46	$17.87	$18.33	$18.79	$19.25	$19.74	$20.23	$20.73	$21.23	$21.72

Equity value per share[1] – sensitivity to changes in 2011 excess capital[3]

		2011 estimated excess capital								
		$100.0	$125.0	$150.0	$175.0	$200.0	$225.0	$250.0	$275.0	$300.0
Discount rate	10.0%	$21.54	$21.82	$22.18	$22.54	$22.89	$23.25	$23.61	$23.97	$24.33
	11.0%	$19.48	$19.77	$20.14	$20.51	$20.88	$21.26	$21.63	$22.00	$22.38
	12.0%	$17.79	$18.09	$18.48	$18.87	$19.25	$19.64	$20.02	$20.41	$20.79

Note: Valuation as of 10/28/10; sensitivity analysis to select metrics
[1] Fully-diluted basis
[2] Terminal growth equal to interim period annual NWP growth
[3] Terminal growth equal to 1.25%
[4] Long term loss ratio target; interim period loss ratios assumed to increase from 2011-2013 and ratably decrease to long-term target by 2016

PROJECT WRIGLEY

7

J.P.Morgan

PROJECT WRIGLEY

Discount rate analysis Benchmarks 1 US 10-year treasury bond yield as of 10/28/10 2 Assumes risk free rate of 2.66% Note: Market data as of 10/28/10 Source: Company filings, FactSet, Barra Discount rate summary Beta vs. equity risk premium2 Surety historical predicted Barra beta Date Surety CNA Specialty property & casualty1 SUR median CNA median Specialty P&C index median Overall median Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 Annotations 9/30/2010 1.108 1.179 0.999 1.191 1.404 1.051 1.039 8/31/2010 1.103 1.235 0.99 1.191 1.404 1.051 1.039 7/30/2010 1.123 1.148 0.984 1.191 1.404 1.051 1.039 6/30/2010 1.069 1.187 0.955 1.191 1.404 1.051 1.039 5/28/2010 1.125 1.247 0.991 1.191 1.404 1.051 1.039 4/30/2010 1.26 1.202 1.017 1.191 1.404 1.051 1.039 3/31/2010 1.299 1.281 1.051 1.191 1.404 1.051 1.039 2/26/2010 1.291 1.312 1.087 1.191 1.404 1.051 1.039 1/29/2010 1.221 1.228 1.027 1.191 1.404 1.051 1.039 12/31/2009 1.3 1.397 1.09 1.191 1.404 1.051 1.039 11/30/2009 1.178 1.404 1.048 1.191 1.404 1.051 1.039 10/30/2009 1.246 1.442 1.067 1.191 1.404 1.051 1.039 9/30/2009 1.191 1.381 1.093 1.191 1.404 1.051 1.039 8/31/2009 1.161 1.404 1.028 1.191 1.404 1.051 1.039 7/31/2009 1.12 1.534 1.026 1.191 1.404 1.051 1.039 6/30/2009 1.184 1.524 1.057 1.191 1.404 1.051 1.039 5/29/2009 1.118 1.693 1.037 1.191 1.404 1.051 1.039 4/30/2009 1.011 1.631 1.052 1.191 1.404 1.051 1.039 3/31/2009 1.21 1.691 1.055 1.191 1.404 1.051 1.039 2/27/2009 1.244 1.707 1.098 1.191 1.404 1.051 1.039 1/30/2009 1.249 1.607 1.095 1.191 1.404 1.051 1.039 12/31/2008 1.375 1.642 1.124 1.191 1.404 1.051 1.039 11/28/2008 1.22 1.698 1.075 1.191 1.404 1.051 1.039 10/31/2008 1.252 1.743 1.114 1.191 1.404 1.051 1.039 9/30/2008 1.077 1.162 0.981 1.191 1.404 1.051 1.039 8/29/2008 1.095 1.209 0.979 0.808 1.23 0.885 1.039 7/31/2008 1.039 1.25 0.948 0.808 1.23 0.885 1.039 6/30/2008 1.043 1.309 0.918 0.808 1.23 0.885 1.039 5/30/2008 0.974 1.253 0.903 0.808 1.23 0.885 1.039 4/30/2008 1.032 1.261 0.9 0.808 1.23 0.885 1.039 3/31/2008 1.014 1.258 0.889 0.808 1.23 0.885 1.039 2/29/2008 1.105 1.306 0.876 0.808 1.23 0.885 1.039 1/31/2008 0.989 1.057 0.881 0.808 1.23 0.885 1.039 12/31/2007 0.979 1.06 0.81 0.808 1.23 0.885 1.039 11/30/2007 0.988 1.05 0.79 0.808 1.23 0.885 1.039 10/31/2007 1.099 0.947 0.877 0.808 1.23 0.885 1.039 9/28/2007 1.073 0.996 0.881 0.808 1.23 0.885 1.039 8/31/2007 1.078 0.808 1.039 7/31/2007 0.833 0.808 1.039 6/29/2007 0.693 0.808 1.039 5/31/2007 0.693 0.808 1.039 4/30/2007 0.792 0.808 1.039 3/30/2007 0.823 0.808 1.039 2/28/2007 0.821 0.808 1.039 1/31/2007 0.775 0.808 1.039 12/29/2006 0.784 0.808 1.039 11/30/2006 0.722 0.808 1.039 10/31/2006 0.825 0.808 1.039 9/29/2006 0.74 0.808 1.039 8/31/2006 0.832 0.808 1.039 88.1 7/31/2006 0.76 0.808 1.039 6/30/2006 0.795 0.808 1.039 5/31/2006 0.745 0.808 1.039 4/28/2006 0.764 0.808 1.039 3/31/2006 0.695 0.808 1.039 2/28/2006 0.734 0.808 1.039 69.8 1/31/2006 0.694 0.808 1.039 12/30/2005 0.651 0.808 1.039 11/30/2005 0.706 0.808 1.039 10/31/2005 0.697 0.808 1.039 9/30/2005 0.724 0.808 1.039 Pre-crisis median: 0.808 Current 1.108 September 2008 Source: Barra Beta U.S. Equity Model Post-crisis median: 1.191 8 P R O J E C T W R I G L E Y

All industries premia analysis1 Precedent minority buy-in premia analysis Insurance industry premia analysis2 Source: SNL Financial, Factset and company filings 1 Reflects 97 minority buy-in transactions since 2001; including deal values >$25 million / excluding pending or withdrawn offers 2 Reflects 14 insurance minority buy-in transactions since 1998; including deal values >$25 million / excluding pending or withdrawn offers Column 1 Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 -0.196 One day prior 0.12 One week prior 0.127 One month prior 0.191 52-week high Column 1 Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 -0.196 One day prior 0.305 One week prior 0.303 One month prior 0.329 52-week high Column 1 Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 -0.266 One day prior 0.169 One week prior 0.161 One month prior 0.163 Median initial premium to: 52-week high Column 1 Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 -0.266 One day prior 0.307 One week prior 0.308 One month prior 0.31 52-week high One day prior / 52-week high One day prior / 52-week high One day prior / 52-week high One day prior / 52-week high Median initial premium to: Median final premium to: Median final premium to: 9 P R O J E C T W R I G L E Y

Analysis at various hypothetical prices $ millions, except per share data 1 Surety closing price as of 10/28/10 2 Fully-diluted equity value assuming shares outstanding as of 10/21/10 and diluted securities as of 12/31/09 3 Pooled trust preferred redemption value 4 Noncontrolling interest of 38.4% on fully diluted basis at current price 5 Estimated historical cost basis calculated based on VWAP of shares bought/sold on a quarterey basis since 1997 Note: Preliminary projections per CNA management 10 P R O J E C T W R I G L E Y

Project Wrigley considerations Appendix Agenda 11 P R O J E C T W R I G L E Y

NPW YoY growth Line 2 Line 3 Net premiums written Stack 2 Stack 3 Stack 4 Stack 5 Stack 6 Stack 7 Stack 8 Stack 9 Stack 10 Stack 11 Stack 12 Stack 13 Stack 14 Stack 15 Stack 16 1999 0.13 3255 2000 0.025 3336 2001 -0.085 3052 2002 0.079 3294 2003 0.03 3394 2004 0.13 3836 2005 0.001 3840 2006 0.144 4391 2007 0.089 4784 2008 0.027 4913 2009 -0.026 4785 NPW NPW Y-o-Y Change Surety industry dynamics Surety bonds are tri-party agreements in which the surety insurer guarantees the performance of a third-party principal to the obligee Surety products are generally categorized into two broad groups: Contract: Secure a contractor's performance and/or payment obligations with respect to a construction project. Contract bonds are generally required by federal, state and local governments for public work projects. Commercial: Include all surety bonds other than contract and cover obligations typically required by law or regulation (e.g., license and permit bonds) The surety industry is highly concentrated with the top 10 writers controlling 67% market share and the top 20 controlling 81% Nearly all of the leading surety carriers are large, diversified commercial lines property & casualty insurers Surety carriers that write bonds for federal projects must have a certificate of authority issued by the U.S. Department of Treasury The Treasury Department conducts a financial review and sets a single bond size limit based on the statutory capital and surplus of each insurer Industry loss, expense and combined ratios1 1 Aggregate statutory data Source: SNL Financial; A.M Best Company Aggregates & Averages Surety market overview Net premiums written1 ($mm) 13% 3% (9)% 8% 3% 13% 0% 14% 9% 3% (3)% Loss ratio Expense ratio Combined ratio Line 4 Line 5 Line 6 Line 7 Line 8 Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 1999 0.366 0.46 0.826 2000 0.555 0.483 1.038 2001 0.915 0.463 1.378 2002 0.801 0.447 1.248 2003 0.587 0.483 1.07 2004 0.742 0.437 1.179 2005 0.503 0.424 0.927 2006 0.243 0.436 0.679 2007 0.258 0.42 0.678 2008 0.205 0.417 0.622 2009 0.278 0.445 0.723 10-year CAGR = 4.8% Top Surety writers by direct premiums written1 ($mm) 12 P R O J E C T W R I G L E Y

Specialty property & casualty company trading multiples $ millions, except per share data Source: SNL, Factset, company filings, CNA management 1 2009 statutory DPW 2 Actual results for those companies that have reported 3Q'10 results; estimated results for those that have not released results 3 Estimated book value, tangible book value and 2011E RoAE exclude FAS115; calculated as last reported quarterly results rolled-forward for projected earnings, dividends and share repurchase Surety is the only pure-play publicly-traded surety lines company. J.P. Morgan has looked at a broad group of small and mid-capitalization specialty lines property & casualty insurance companies as a reference. 13 P R O J E C T W R I G L E Y